Exhibit 5.1
[LETTERHEAD OF JAFFE & FALK, LLC]

___________, 2005

Board of Directors
Dialysis Corporation of America
1302 Concourse Drive, Suite 204
Linthicum, Maryland 20190

Re:	Registration Statement - Form S-4
__________ Shares of Common Stock

Gentlemen:

We have acted as counsel for Dialysis Corporation of America, a Florida corporation (the “Company”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) of a registration statement on Form S-4 (the “Registration Statement”) relating to the registration by the Company of up to [5,289,332] shares (the “Company Shares”) of the Company’s common stock, $.01 par value per share, pursuant to that certain Agreement and Plan of Merger dated as of June 2, 2005 between the Company and Medicore, Inc. (the “Merger Agreement”). The opinion provided in this letter is given to the SEC at the request of the Company pursuant to Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K, adopted under the Securities Act.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, as being true copies of the Registration Statement, the Articles of Incorporation of the Company and its Bylaws, each as currently in effect, minutes of meetings of the board of directors of the Company, and such other documents as we have deemed relevant and necessary as a basis for this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity to original documents submitted to us as certified or photostatic copies. Capitalized terms used in the context of this opinion shall have the same meaning ascribed thereto within the Registration Statement and/or the Merger Agreement.

The opinion set forth herein is limited to the laws of the State of Florida, and we express no opinion as to the laws of any jurisdiction, except with respect to the federal securities laws typically applicable to transactions of the type contemplated by the Registration Statement. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof, or if we become aware of any facts that may change the opinions expressed herein after the date hereof.

The opinion expressed in this letter is provided to you for your benefit and for the benefit of the SEC solely with regard to the Registration Statement, only in connection with the issuance of the Company Shares pursuant to the Merger Agreement, and may be relied upon by you and the SEC only in connection with the Registration Statement, nor may this opinion be furnished or quoted to or relied upon by any other person for any purpose without our prior written consent. Please note that we are opining only as to the matters as presently set forth herein, and no other opinion should be inferred beyond the matters expressly stated in this letter.

On the basis of and subject to the foregoing, we are of the opinion that the Company Shares to be issued pursuant to the Merger Agreement have been duly authorized, and when issued in accordance therewith, such Company Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and further consent to the reference to our name under the heading “Legal Matters” in the prospectus which is part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

JAFFE & FALK, LLC

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